Exhibit A
The securities being reported by HCC Insurance Holdings, Inc. (“HCC”), as a holding company, are beneficially owned by the following direct or indirect wholly-owned subsidiaries of HCC:

Subsidiary	Number of Shares Beneficially Owned

Houston Casualty Company	0